EXHIBIT 99.1


                         BRIDGE CAPITAL HOLDINGS REPORTS

                  FINANCIAL RESULTS FOR QUARTER AND NINE MONTHS
                            ENDED SEPTEMBER 30, 2005



                         YEAR TO DATE NET INCOME UP 101%
                   THIRD QUARTER RETURN ON EQUITY EXCEEDS 16%
                         TOTAL ASSETS REACH $539 MILLION


SAN JOSE, CA - OCTOBER 18, 2005 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, Silicon Valley's full-service professional business bank, today announced financial results for the quarter and nine months ended September 30, 2005.

The Company reported net income of $1,505,000, or $0.22 per diluted share, in the three months ended September 30, 2005. The third quarter result represented improvement of $688,000, or 84%, compared to net income of $817,000, or $0.12 per diluted share, in the same period one year ago.

Net income for the nine months ended September 30, 2005 was $3,841,000, or $0.57 per diluted share, compared to $1,907,000, or $0.29 per diluted share, in the first nine months of 2004. Net income for the first nine months of 2005 represented an increase of $1,934,000, or 101%, over the same period of 2004.

Return on average assets (ROA) for the third quarter of 2005 was 1.23%, which compared to 0.93% for the same period in 2004. For the nine months ended September 30, 2005 the Company's ROA was 1.15%, up from 0.78% in the same period one year earlier.

Return on average equity (ROE) for the third quarter of 2005 was 16.3%, which compared to 10.4% for the third quarter of 2004. For the nine months ended September 30, 2005 the Company's ROE was 14.6%, up from 8.5% in the same period one year ago.

"We are very pleased with these results having been achieved during a period of significant expansion of our business. In the past year we have seen strong growth in both assets and earnings performance," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, "We will maintain our focus on the goal of balancing improvement in operating results with continued investment in top-tier professional bankers, products, and services to compete effectively in this challenging market."

The Company reported total assets at September 30, 2005 of $539.6 million, compared to $384.6 million on the same date one year ago, which represented an increase of $155.1 million, or 40%. Total assets at September 30, 2005 represented growth of $137.8 million, or 34%, over $401.8 million at December 31, 2004.

The Company's total deposits increased $132.3 million, or 38%, to $481.3 million as of September 30, 2005, compared to total deposits of $348.9 million as of September 30, 2004. Deposits at September 30, 2005 represented growth of $128.8 million, or 37%, compared to $352.5 million at December 31, 2004.

The Company reported total loans outstanding at September 30, 2005 of $404.1 million, which represented an increase of $123.8 million, or 44%, over $280.2 million for the same date last year. Loans at September 30, 2005 represented growth of $109.5 million, or 37%, over $294.6 million at December 31, 2004.

Net interest income of $7.4 million for the quarter ended September 30, 2005 represented an increase of $2.9 million, or 66%, over $4.5 million reported for the same quarter one year earlier. For the nine months ended September 30, 2005, net interest income of $19.1 million represented growth of $7.7 million, or 68%, over $11.4 million for the first nine months of 2004. Growth in net interest income was attributed to growth in average earning assets, increased balance sheet leverage and the impact of higher short-term interest rates.

Growth in average earning assets was the primary driver of growth in net interest income. Average earning assets were $441.6 million and $408.9 million, respectively, for the three and nine months ended September 30, 2005, compared to $322.7 million and $305.6 million, respectively, for the same periods one year earlier.

Net interest income also benefited from higher balance sheet leverage in the three and nine month periods ended September 30, 2005 when compared to the same periods in 2004. The Company's average loan to deposit ratio, a measure of leverage, for the three months ended September 30, 2005 was 87.7% compared to 83.7% in the same quarter one year earlier. For the nine months ended September 30, 2005, the average loan to deposit ratio was 86.1% compared to 78.1% one year earlier. In addition, increases in short-term interest rates also contributed to growth in net interest income since the interest rate earned on a majority of the Bank's loan portfolio adjusts with the prime rate. As such, and based on the nature of the Company's balance sheet, net interest income would be expected to benefit over time from increases in the prime rate.

The higher balance sheet leverage together with increases in short-term interest rates resulted in improvement of net interest margin to 6.67% and 6.26%, respectively, for the quarter and nine months ended September 30, 2005, compared to 5.50% and 4.99%, respectively, for the same periods in 2004.

The Company's non-interest income for the third quarter and nine months ended September 30, 2005 was $994,000 and $2,914,000, respectively, compared to $834,000 and $2,734,000, respectively, for the three and nine months ended September 30, 2004. Non-interest income is primarily comprised of gains realized on sales of SBA loans.

Taken together, net interest income and non-interest income comprise total revenue of $8.4 million for the three months ended September 30, 2005 compared to $5.3 million for the same period one year earlier, representing an increase of $3.1 million, or 59%. For the nine months ended September 30, 2005, total revenue of $22.0 million represented an increase of $7.9 million, or 56%, over $14.1 million for the first nine months of 2004. Growth in total revenue contributed to improvement in the Company's efficiency ratio, which improved to 60.9% and 63.4%, respectively, for the quarter and nine months ended September 30, 2005 from 62.4% and 67.3%, respectively, for the same periods in 2004.

The Company provided $800,000 and $1,562,000, respectively, to the allowance for loan losses for the three and nine months ended September 30, 2005, compared to $611,000 and $1,385,000, respectively, provided in the same periods one year earlier. Gross non-performing assets were 0.04% of gross loans at September 30, 2005, compared to 0.39% on the same date one year earlier. At September 30, 2005, the allowance represented 1.32% of gross loans, compared to 1.40% on the same date one year earlier.

Noninterest expenses were $5.1 million and $14.1 million for the three and nine months ended September 30, 2005, compared to $3.3 million and $9.5 million, respectively, for the three and nine months ended September 30 2004. The increases in noninterest expenses for the quarter and year to date reflect the impact of continued expansion of the business including costs associated with the launch of the new Technology Banking, International Banking, and Bridge Investment Services lines of business and the new East Bay loan production office.

"The third quarter results represented continued progress in growing core revenues of the company, particularly net interest income," said Thomas A. Sa, Executive Vice President and Chief Financial Officer, "Net interest income increased 18% over the second quarter of 2005 and 67% for the year to date compared to 2004."

At September 30, 2005, shareholders' equity of the Company was $37.4 million, up from $31.2 million for the same date one year earlier. In addition, in December 2004, the Company completed a $12 million offering of trust preferred securities to supplement tier one capital. As a result, the Company's total risk-based capital, tier one capital, and leverage ratios of 11.9%, 10.8% and 10.2%, respectively, were all substantially above minimum regulatory standards for "well-capitalized" institutions.

Bridge Bank, headquartered in Silicon Valley, now has a presence in nine business markets throughout California. In addition to its newly established Technology Banking Division, the Bank operates two full-service commercial banking offices in San Jose and Palo Alto, a commercial loan production office in the East Bay, the Bridge Capital Finance-offering structured, asset-based, and factored loans - loan production office in Santa Clara, a Small Business Administration loan production office in Sacramento, and four Small Business Administration loan sales representatives in the Fresno, Bakersfield, Orange County, and San Diego business markets.

ABOUT BRIDGE CAPITAL HOLDINGS

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at www.bridgecapitalholdings.com.


ABOUT BRIDGE BANK, N.A.

Bridge Bank, N.A. is Silicon Valley's full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, and Orange County business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at www.bridgebank.com.


                           FORWARD LOOKING STATEMENTS

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.

THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDING'S ANNUAL REPORTS ON FORMS 10-K AND 10-Q ON FILE WITH THE SEC.


                             BRIDGE CAPITAL HOLDINGS

                                                     Three months ended                       Nine months ended
                                            ____________________________________     ____________________________________
                                                                      % Increase                               % Increase
                                            9/30/05      9/30/04      (Decrease)     9/30/05      9/30/04      (Decrease)
                                            ________     ________     __________     ________     ________     __________
OPERATING RESULTS:

      Interest income                       $  9,173     $  5,154        78.0%       $ 23,702     $ 13,425        76.6%
      Interest expense                         1,749          684       155.7%          4,574        2,021       126.3%
                                            ________     ________                    ________     ________
         Net interest income                   7,424        4,470        66.1%         19,128       11,404        67.7%

      Provision for loan losses                  800          611        30.9%          1,562        1,385        12.8%

      Noninterest income                         994          834        19.2%          2,914        2,734         6.6%
      Noninterest expense                      5,123        3,308        54.9%         14,079        9,517        47.9%
                                            ________     ________                    ________     ________
         Income before tax                     2,495        1,385        80.1%          6,401        3,236        97.8%

      Prov for Income Taxes                      990          568                       2,560        1,329
                                            ________     ________                    ________     ________
      Net income                            $  1,505     $    817        84.2%       $  3,841     $  1,907       101.4%
                                            ========     ========                    ========     ========
      Per share:
         Basic                              $   0.24     $   0.13        80.7%       $   0.62     $   0.32        98.1%
                                            ========     ========                    ========     ========
         Diluted                            $   0.22     $   0.12        78.9%       $   0.57     $   0.29        97.7%
                                            ========     ========                    ========     ========
      Ratios:
      ROAA                                      1.23%        0.93%                       1.15%        0.78%
      ROAE                                     16.28%       10.36%                      14.61%        8.45%
      Net interest margin                       6.67%        5.50%                       6.26%        4.99%
      Efficiency                               60.86%       62.37%                      63.87%       67.32%
      ALLL/gross loans                          1.32%        1.40%
      NPA/gross loans                           0.04%        0.39%
      Risk-based capital                       11.92%       10.95%
      Average loans/deposits                   87.68%       83.73%
      Shares outstanding (000's)               6,166        6,063
      Book value per share                  $   6.07     $   5.25

BALANCE SHEET
                                            9/30/05       9/30/04
                                            ________     ________
      End of Period
      Assets                                $539,635     $384,561        40.3%
      Deposits                               481,270      348,936        37.9%
      Gross loans                            404,092      280,283        44.2%
      Allowance for loan losses                5,329        3,910        36.3%
      Shareholders' equity                    37,401       31,850        17.4%

      Average-qtr
      Assets                                $485,324     $348,666        39.2%
      Earning assets                         441,644      322,680        36.9%
      Deposits                               431,516      314,547        37.2%
      Gross loans                            378,357      263,359        43.7%
      Allowance for loan losses                5,090        3,572        42.5%
      Shareholders' equity                    36,667       31,282        17.2%
